Exhibit 2
Item 4. Purpose of Transaction.
Item 4 of the Schedule 13D is hereby amended and supplemented by the addition of the following:
On May 21, 2015, the Casey Reporting Persons issued a press release (the "May 21 Press Release") in which Casey Capital responded to the Issuer's proposed settlement offer communicated to Casey Capital on May 20, 2015. The foregoing summary of the May 21 Press Release is qualified in its entirety by reference to the full text of the May 21 Press Release, a copy of which is attached hereto as Exhibit 99.17 and is incorporated by reference herein.